UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Dalrymple, Edwin A., Jr.
   910 Harvard Place
   Charlotte, NC  28207
   USA
2. Issuer Name and Ticker or Trading Symbol
   Interstate/Johnson Lane, Inc.
   IJL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
   Director & Sr. Managing Director Interstate/Johnson Lane Corporation
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock, $.20 par valu|N/A*  |    | |                  |   |           |17,084             |D     |N/A                        |
e                          |      |    | |                  |   |           |                   |      |                           |
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Common Stock, $.20 par valu|09/30/|Nt.1| |                  |   |           |1647               |I     |Held by Trustee            |
e                          |97    |    | |                  |   |           |                   |      |                           |
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Common Stock, $.20 par valu|12/8/9|    | |1,000             |A  |$27.125    |6,055              |I     |Spouse                     |
e                          |7     |    | |                  |   |           |                   |      |                           |
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Common Stock, $.20 par valu|12/2/9|G   | |1,290             |D  |N/A        |4,765              |I     |Spouse                     |
e                          |7     |    | |                  |   |           |                   |      |                           |
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Common Stock, $.20 par valu|12/9/9|G   | |95                |D  |N/A        |4,670              |I     |Spouse                     |
e                          |7     |    | |                  |   |           |                   |      |                           |
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Common Stock, $.20 par valu|N/A*  |Nt.2| |N/A               |   |N/A        |1,328              |D     |Restricted Stock           |
e                          |      |    | |                  |   |           |                   |      |                           |
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Common Stock, $.20  par val|N/A*  |Nt.3| |N/A               |   |N/A        |875                |D     |Restricted Stock           |
ue                         |      |    | |                  |   |           |                   |      |                           |
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Common Stock, $.20 par valu|N/A*  |    | |                  |   |           |608                |I     |IRA                        |
e                          |      |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Employee Stock Option |$13.50  |01/21|Nt.4| |N/A        |A  |Nt.4 |Nt.4 |Common stock|12,500 |       |12,500      |D  |N/A         |
(Right to Buy)        |        |/97  |    | |           |   |     |     |, $.20 par v|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |alue        |       |       |            |   |            |
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Employee Stock Option |$13.50  |01/21|Nt.5| |N/A        |A  |Nt.5 |Nt.5 |Common stock|25,000 |       |37,500      |D  |N/A         |
(Right to Buy)        |        |/97  |    | |           |   |     |     |, $.20 par v|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |alue        |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
Nt.1-Vested portion in Issuer's benefit plans and does not include shares accrued since 9/30/97.
Gifts by spouse: 1100 shares Christ Episcopal Church; 190 shares Communities in
Schools of Charlotte Mecklenburg; 95 shares Grace Ministries.
Nt.2-Cash compensation deferred during fiscal year 9/30/95,purchased 1,328 shares from the Issuer at $9.27 per share,2-year restriction 9/30/98.
Nt.3-Cash compensation deferred during fiscal year 9/30/96, purchased 875 shares from Issuer at $17.15 per share,2-year restriction 9/30/99.
Nt.4-Option granted to purchase 12,500 shares of common stock, contingent exercisability, expires 01/21/07.
Nt.5-Option granted to purchase 25,000 shares of common stock, currently 100%
exercisable, expires 01/21/07.